Exhibit 99.1

COMPANY CONTACT:	Roger S. Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE September 17, 2004

Cooper Tire & Rubber Company Announces
Agreement to Sell Automotive Unit

Findlay, Ohio, September 17, 2004 — Cooper Tire & Rubber Company (NYSE:CTB) announced today that it has signed a definitive agreement to sell its automotive business, Cooper-Standard Automotive, to an entity formed by The Cypress Group and Goldman Sachs Capital Partners for approximately $1.165 billion in cash, subject to certain post-closing adjustments. The transaction, which is expected to close in the fourth quarter of 2004, is subject to the purchaser’s receipt of financing from committed sources and other customary conditions, including the receipt of regulatory approvals.

Cooper-Standard Automotive is a manufacturer of fluid handling systems, body sealing systems, and active and passive vibration control systems, primarily for automotive original equipment manufacturers. The group is headquartered in Novi, Michigan and had revenue of approximately $1.6 billion in 2003.

Commenting on the announcement, Thomas A. Dattilo, Chairman, President, and Chief Executive Officer of Cooper Tire & Rubber Company, said “We are pleased with the transaction terms reached with Cypress and Goldman. We look forward to pursuing growth opportunities in our tire business. We believe that after the transaction is completed Cooper-Standard Automotive will be well-positioned for continued strong growth under its new ownership. “

Mr. Dattilo also said that proceeds from the sale will be used for debt reduction, investment in Cooper’s tire operations, to repurchase shares or a combination thereof.

Lazard Freres & Co. LLC served as financial advisor to Cooper Tire & Rubber for this transaction.

Company Descriptions

Cooper Tire & Rubber Company, headquartered in Findlay, Ohio, specializes in the manufacture and marketing of products for the global automotive industry. Products include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment, as well as sealing, trim, NVH control systems and fluid handling systems. Cooper has more than 20,000 employees and 52 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertireandrubber.com.

— more —

The Cypress Group is a New York based private equity group which manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark, Inc.; AMTROL, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; Danka Business Systems PLC; MedPointe Inc.; Montpelier Re Holdings, Ltd.; Republic National Cabinet Corp.; Catlin Group Ltd.; The Meow Mix Company; Financial Guaranty Insurance Company (FGIC); and Communications & Power Industries, Inc. The Cypress website address is: http://www.cypressgp.com.

Goldman Sachs is a global leader in corporate equity and mezzanine investing. To date, Goldman Sachs has formed ten investment vehicles aggregating over $17 billion of capital. With $5.25 billion in committed capital, GS Capital Partners 2000 is the current primary investment vehicle for Goldman Sachs to make privately negotiated equity investments. GS Capital Partners 2000 seeks long-term capital appreciation by committing equity to high-quality companies with superior management in a variety of situations, including leveraged buyouts, recapitalizations, and growth investments to fund acquisition or expansion. The Fund invests across a broad range of industries and creates value through meaningful involvement with portfolio companies’ strategic decision-making and operating philosophy. For more information, please visit www.gs.com/pia

Forward Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the, words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. Such statements are made solely on the basis of Cooper’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to the satisfaction or waiver of closing conditions, including the approval of the transaction by certain regulatory authorities; the timing and certainty of the closing of the proposed transaction; and other risks and uncertainties as detailed from time to time in reports filed by the Cooper Tire & Rubber Company with the Securities and Exchange Commission, including in its forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.